August 5, 2003                                  Mayer, Brown, Rowe & Maw LLP
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                                                New York, New York 10019-5820

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Oppenheimer Main Street Funds, Inc.
6803 South Tucson Way
Centennial, CO 80112

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer
Main Street Funds, Inc., a Maryland Corporation the
("Corporation"), on behalf of its series Oppenheimer Main
Street Fund ("Main Street"), in connection with the
Registration Statement on Form N-14 (the "Registration
Statement") under the Securities Act of 1933, as amended
(the "1933 Act"), of the Corporation in connection with the
acquisition by Main Street of substantially all the assets
of Mercury Advisors S&P 500 Index Fund, a series of
Oppenheimer Select Managers, a Massachusetts business trust
("Mercury Fund"), in exchange for shares of the
Corporation's common stock, par value $.01 per share, of
Main Street ("Shares") and the assumption by Main Street of
certain stated liabilities of Mercury Fund pursuant to an
Agreement and Plan of Reorganization dated as of April 28,
2003 (the "Reorganization Agreement").  As special counsel
to the Corporation, we have examined such statutes,
regulations, corporate records and other documents and
reviewed such questions of law as we deemed necessary or
appropriate for the purposes of this opinion.

            As to matters of Maryland law contained in this
opinion, we have relied upon the opinion of Piper Rudnick
LLP, dated the date hereof.

            Based upon the foregoing, we are of the opinion
that the Shares when issued, as described in the
Reorganization Agreement, will be duly authorized and,
assuming receipt of the consideration to be paid therefor,
upon delivery as provided in the Reorganization Agreement,
will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion
as an exhibit to the Registration Statement.

                                          Very truly yours,

                                           /s/ Mayer, Brown, Rowe & Maw LLP

                                          Mayer, Brown, Rowe & Maw LLP

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